Exhibit 99.2

News
Release

Media Contact: Lisa Pistacchio pistacchio@sgi.com 650.933.5683 Investor Relations: Dwight McCarty dwightm@sgi.com 650.933.6102 SGI PR Hotline: 650.933.7777 SGI PR Fax: 650.932.0737

FOR IMMEDIATE RELEASE

SGI ANNOUNCES REAL ESTATE AGREEMENT

Lease Transactions to Result in Significant Savings for SGI

MOUNTAIN VIEW, Calif. (July 10, 2003)—Silicon Graphics, Inc. (NYSE: SGI) announced today that it has agreed to sublease its Amphitheatre Technology Center campus in Mountain View, California to Google Inc. SGI will relocate its headquarters to its nearby Crittenden Technology Center campus, where it will lease additional space. The lease transactions are expected to result in a net reduction in SGI’s facilities occupancy costs of $14 to $17 million per year beginning in July 2004.

SGI had previously announced that it would take specific actions to increase revenue and lower costs to improve the company’s financial position and reduce its breakeven point.

“Today’s announcement reflects our determination to bring expenses in line with revenues within the organization,” said Bob Bishop, chairman and CEO of SGI. “Consolidating our headquarters operations within our Crittenden campus will also allow us to create a more collaborative work environment for our headquarters employees, while maintaining our presence in Mountain View.”

The new headquarters on the Crittenden campus will be appropriately sized and configured to meet the company’s existing and projected business needs. The new office space will accommodate all research, development and business activity at the Mountain View headquarters, including engineering labs and a customer briefing center that features an SGI® Reality Center® visualization facility.

The transactions are subject to normal closing conditions, including the consent of the landlords’ lenders. SGI will vacate the Amphitheatre campus in stages beginning this month and complete the relocation by August 2004. During the transition period, SGI will make a minor investment in costs associated with the move and will recognize additional non-cash charges as it exits the Amphitheatre facility and over the term of the sublease.

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SGI Announces Real Estate Agreement/Page 2

This news release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Forward looking-statements in this news release include, without limitation, statements regarding the benefits to the company’s future financial condition and performance expected to result from the relocation and lease transactions. The company’s future results could differ materially from the expectations discussed herein, including expectations as to our ability to achieve the expected savings, as the result of risks and uncertainties including adverse changes in the real estate market, the failure of third parties to meet their contractual commitments and other factors. These and other risks are detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including SGI’s annual report on Form 10-K for the fiscal year ended June 28, 2002 and subsequent Forms 10-Q and 8-K.

About SGI
SGI, also known as Silicon Graphics, Inc., is the world’s leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. SGI was named on FORTUNE magazine’s 2003 list of “Top 100 Companies to Work For.” With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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Silicon Graphics, SGI, Reality Center and the SGI logo are registered trademarks of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.